Exhibit 99.1

Contact:	John Ustaszewski	FOR IMMEDIATE RELEASE
	SVP and Chief Financial Officer (740) 657-7510 justaszewski@dcb-t.com	December 5, 2012

DCB FINANCIAL CORP ANNOUNCES SUCCESSFUL $13.2 MILLION CAPITAL RAISE

LEWIS CENTER, Ohio, December 5, 2012 – DCB Financial Corp, (OTC Bulletin Board DCBF), parent holding company of The Delaware County Bank & Trust Company, Lewis Center, Ohio (the “Bank”) is pleased to announce the successful completion of the Company’s $13.2 million capital raise.

The $13.2 million capital raise involved a rights offering to existing DCBF shareholders and a private offering to local standby investors. The rights offering was oversubscribed. DCB Financial Corp anticipates that it will close the private offering and issue the 3,474,964 shares of common stock to the standby investors and rights offering participants as soon as possible after December 5, 2012. The new capital will allow the Delaware County Bank to meet the increased capital ratios required by its regulators and to provide capital to fuel future growth.

“This is great day for DCB Financial Corp and the Delaware County Bank,” noted Ronald J. Seiffert, President and Chief Executive Officer. “Despite the tough economic climate, both our existing shareholders and the local new investors who participated in this offering see the potential and enthusiasm surrounding our company. With this infusion of capital we are positioned to satisfy the regulatory capital requirements and have the ability and flexibility to execute on future growth opportunities.”

DCB retained Sandler O’Neill + Partners, L.P. (Sandler O’Neill) as its financial adviser, Vorys, Sater, Seymour and Pease, LLP (Vorys) as its legal counsel and Broadridge Financial as the subscription and information agent to assist the company in raising the necessary capital.

“We were very fortunate to have had the expertise, professionalism and counsel of Sandler O’Neill, Vorys and Broadridge,” added Seiffert. “The process of raising capital in this economic environment was arduous and their assistance was invaluable.”

About DCB Financial Corp:

DCB Financial Corp is the financial holding company of The Delaware County Bank and Trust Company, which provides personal, small business and commercial banking services to individuals and businesses throughout Delaware, Union and northern Franklin Counties in Central Ohio. The Bank was established in 1950 and is one of the largest community banks in Central Ohio.